Exhibit 99.1

Airgas Announces Director Election Results of Annual Stockholder Meeting

RADNOR, PA - August 29, 2011 - Airgas, Inc. (NYSE: ARG) today announced that, based upon certified results following today’s Annual Meeting of Stockholders, all four of Airgas’ nominees have been elected to the Airgas Board of Directors. The Company noted that each of its nominees, Peter McCausland, Lee M. Thomas, John C. van Roden, Jr. and Ellen C. Wolf, received the support of 80% or more of the shares voted. Broadridge, the independent Inspector of Elections, certified the results of the stockholder vote at Airgas’ 2011 Annual Meeting.

Following the annual meeting, the Board of Directors unanimously elected company founder and CEO McCausland as Chairman of the Board, and van Roden as Presiding Director.

About Airgas, Inc.

Airgas, Inc. (NYSE: ARG), through its subsidiaries, is the largest U.S. distributor of industrial, medical and specialty gases, and hardgoods, such as welding equipment and supplies. Airgas is also one of the largest U.S. distributors of safety products, the largest U.S. producer of nitrous oxide and dry ice, the largest liquid carbon dioxide producer in the Southeast, and a leading distributor of process chemicals, refrigerants, and ammonia products. More than 14,000 employees work in approximately 1,100 locations, including branches, retail stores, gas fill plants, specialty gas labs, production facilities and distribution centers. Airgas also distributes its products and services through eBusiness, catalog and telesales channels. Its national scale and strong local presence offer a competitive edge to its diversified customer base. For more information, please visit www.airgas.com.

Media Contact:

Jay Worley (610) 902-6206

jay.worley@airgas.com

Investor Contact:

Barry Strzelec (610) 902-6256

barry.strzelec@airgas.com